UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 16, 2018
Date of Report (Date of Earliest Event Reported)

Sun BioPharma, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-55242	87-0543922
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Vista Blvd #305 Waconia, Minnesota	55387
(Address of Principal Executive Offices)	(Zip Code)

(952) 479-1196
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 3.02	Unregistered Sales of Equity Securities.

Securities Purchase Agreement

As previously announced, Sun BioPharma, Inc. (the “Company”) is party to a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Investors”), dated February 20, 2018. On May 16, 2018, the Company completed an additional closing (the “Additional Closing”) pursuant to which it sold an additional 216,000 Units (each consisting of one share of common stock and a warrant to purchase an additional share of common stock) for gross cash proceeds of $1,080,000. The purchase price for each Unit remained $5.00 and the warrants are exercisable for a period of three years from the date of issuance at an exercise price of $5.00.

The Purchase Agreement provides for multiple closings that would allow for the sale of up to an aggregate of 2,000,000 Units, the maximum amount authorized by the Company’s Board of Directors. Through the Additional Closing, the Company has received a total of $2,341,000 in gross cash proceeds in connection with the sale of 468,200 Units under the Purchase Agreement.

The foregoing descriptions of the Purchase Agreement and the Warrants are qualified by reference to the full text of the Purchase Agreement and the Form of Warrant, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

The additional Units were issued in the Additional Closing to a limited number of persons who were “accredited investors” or “sophisticated investors,” as those terms are defined in Rule 501 of Regulation D of the U.S. Securities and Exchange Commission (“SEC”), without the use of any general solicitations or advertising to market or otherwise offer the securities for sale.

Conversion of Promissory Notes

Because the Additional Closing resulted in the Company having received gross proceeds exceeding $2 million, it also constituted a “qualified financing” under our approximately $3.1 million aggregate principal amount of convertible promissory notes (the “2017 Notes”) then outstanding.

In accordance with the “alternate conversion” provision of the 2017 Notes, the holders of approximately $2,745,000 aggregate principal amount of 2017 Notes elected to apply $2.9 million of principal and accrued but unpaid interest toward the purchase of an aggregate of 646,279 Units at a price equal to $4.50 per Unit.

Under the mandatory conversion provisions of the 2017 Notes, the remaining 2017 Notes converted $0.3 million of principal and accrued but unpaid interest into a total of 104,463 shares of the Company’s common stock at a rate of $3.35 per share.

The additional Units and/or shares of common stock were issued in exchange for cancellation of the 2017 Notes in reliance on the exemption from registration set forth in Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act’) as securities exchanged by an issuer with existing security holders where no commission or other remuneration is paid or given directly or indirectly by the issuer for soliciting such exchange.

None of the Units, shares or warrants issued or issuable in the transactions described in this Item 3.02 have been registered under the Securities Act or applicable state securities laws and none may be offered or sold in the United States absent registration under the Securities Act, or an exemption from such registration requirements.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description	Manner of Filing

10.1	Form of Securities Purchase Agreement, dated February 20, 2018 (incorporated by reference to Exhibit 10.1 to current report Form 8-K filed February 26, 2018)	Incorporated by Reference

10.2	Form of Warrant (incorporated by reference to Exhibit 10.2 to current report Form 8-K filed February 26, 2018)	Incorporated by Reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN BIOPHARMA, INC.

Date: May 16, 2018	By	/s/ Susan Horvath
Susan Horvath
Chief Financial Officer